Filed under Rule 433

File No. 333-236742-01

Final Term Sheet

February 13, 2023

Issuer:	Consumers Energy Company
Securities:	4.625% First Mortgage Bonds due 2033
Aggregate Principal Amount Offered:	$700,000,000
Maturity Date:	May 15, 2033
Coupon:	4.625%
Yield to Maturity:	4.691%
Spread to Benchmark Treasury:	+97 basis points
Benchmark Treasury Security:	3.500% due February 15, 2033
Benchmark Treasury Price and Yield:	98-05+; 3.721%
Interest Payment Dates:	May 15 and November 15
First Interest Payment Date:	November 15, 2023
Record Dates:	May 1 and November 1
Public Offering Price:	99.451%
Optional Redemption:	Make-whole call at any time prior to November 15, 2032 at the Treasury rate plus 15 basis points and, thereafter, at par
Trade Date:	February 13, 2023
Settlement Date:	February 23, 2023 (T+7)
Expected Ratings
(Moody’s / S&P / Fitch):	A1 (stable) / A (stable) / A+ (stable)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time
Joint Book-Running Managers:	Barclays Capital Inc.
BofA Securities, Inc.
Mizuho Securities USA LLC
Citigroup Global Markets Inc.
PNC Capital Markets LLC
SMBC Nikko Securities America, Inc.
Truist Securities, Inc.
Co-Managers:	Comerica Securities, Inc.
Samuel A. Ramirez & Company, Inc.
CUSIP/ISIN:	210518 DU7 / US210518DU76

Consumers Energy Company has filed a registration statement (including a prospectus, as supplemented) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents Consumers Energy Company has filed with the SEC for more complete information about Consumers Energy Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Consumers Energy Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847, BofA Securities, Inc. toll-free at (800) 294-1322 or Mizuho Securities USA LLC toll-free at (866) 271-7403.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.

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